UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 12, 2011

APAC Customer Services, Inc.

(Exact name of registrant as specified in its charter)

Illinois	000-26786	36-2777140
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2201 Waukegan Road, Bannockburn, Illinois, 60015

(Address of principal executive offices, zip code)

(847) 374-4980

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

At a special meeting of shareholders of APAC Customer Services, Inc. (the “Company”), held on October 12, 2011 (the “Special Meeting”), the Company’s shareholders approved the proposal to adopt the Agreement and Plan of Merger, dated as of July 6, 2011 (“Merger Agreement”), by and among the Company, Blackhawk Acquisition Parent, LLC, a Delaware limited liability company (“Parent”), and Blackhawk Merger Sub, Inc., an Illinois corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company as the surviving entity and becoming a wholly owned subsidiary of Parent (the “Merger”). Parent is beneficially owned by affiliates of One Equity Partners (“OEP”). The shareholders of the Company also voted to approve the non-binding proposal regarding certain merger-related executive compensation arrangements.

The issued and outstanding shares of stock of the Company entitled to vote at the Special Meeting consisted of 51,321,616 shares of common stock. Set forth below, with respect to each such proposal, are the number of votes cast for or against such proposal and the number of abstentions.

Adopt the Merger Agreement:

For	Against	Abstain
41,751,869	37,899	1,150

Non-Binding Approval of Certain Merger-Related Executive Compensation Arrangements

For	Against	Abstain
32,181,949	7,653,697	1,955,272

The proposal to adjourn the Special Meeting if necessary or appropriate to solicit additional proxies if there were insufficient votes at the time of the Special Meeting to adopt the Merger Agreement was rendered moot and was not submitted for a vote.

Item 8.01. Other Events

On October 12, 2011, the Company issued a press release announcing the results of the vote at the Special Meeting attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 12, 2011, of APAC Customer Services, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APAC Customer Services, Inc.

Date: October 12, 2011	By:	/s/ Robert B. Nachwalter
		Name:	Robert B. Nachwalter
		Title:	SVP and General Counsel